Exhibit 99.1
CELGENE COMPLETES $2.9 BILLION ACQUISITION OF PHARMION
Acquisition moves Celgene closer to becoming a leading
global hematology/oncology company
Combined company will bring together three innovative disease-altering therapies and a deep pipeline in cancer and inflammation
SUMMIT, NJ — (March 7, 2008) — Celgene Corporation (NASDAQ: CELG) today announced it has closed its $2.9 billion acquisition of Pharmion Corporation. Pharmion shareholders will receive $25 in cash and 0.8367 Celgene shares for each share of Pharmion stock owned. Pharmion shares were delisted from Nasdaq and trading ceased at the close of business on Friday, March 7, 2008.
The transaction brings together three medically meaningful therapies, Revlimid®, Thalomid® and Vidaza®, treating patients worldwide. These products are expected to generate multiple global revenue streams for accelerated financial growth as we move into nearly 100 countries over the next five years and beyond.
“By bringing together these two outstanding companies, we are creating a global leader in hematology/oncology,” said Sol J. Barer, PhD, Chairman and Chief Executive Officer of Celgene Corporation. “We are now able to serve these patients through three major approved therapies, with a strong portfolio of hematology and solid tumor candidates advancing through our pipeline to address future needs. In addition, we have a number of innovative programs encompassing therapies for immune/inflammatory disorders, hematological malignancies and other cancers. We believe our combined capabilities can maximize the clinical, regulatory and commercial potential of all of these programs.”
Celgene plans to announce its first quarter financial results on Thursday, May 8 at which time it will also provide updated 2008 financial guidance relative to the acquisition, as well as provide an update on the initiation of its global integration strategy. As the Company has stated, it expects the acquisition to be slightly dilutive to earnings in 2008, accretive in 2009 and materially accretive in 2010 and beyond.
About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.
This press release contains certain forward-looking statements which are based on current expectations and involve a number of known and unknown risks, delays, uncertainties and other factors not under Celgene’s control, which may cause actual results, performance or achievements of Celgene to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in Celgene’s filings with the Securities and Exchange Commission such as Form 10-K, 10-Q and 8-K reports. Forward-looking statements speak only as of the date on which they are made, and neither Celgene undertake any obligation to update publicly or revise any forward-looking statements.
# # #